Exhibit 99.1

Release for 3:00 P.M., C.D.T. April 30, 2009
Rochester Medical Reports Second Quarter Results
Stewartville, MN April 30, 2009

Rochester Medical Corporation (NASDAQ: ROCM) reported sales of $8,445,000 for its second quarter ended March 31, 2009 compared to $9,215,000 for the second quarter of last fiscal year. It also reported net income of $361,000 or $.03 per diluted share for the current quarter compared to net loss of ($167,000) or ($.01) per diluted share for the second quarter of last year.
The approximate 8% decrease in sales (1% increase on a constant currency basis) resulted from a 4% decrease in Rochester Medical Branded Sales (13% increase on a constant currency basis) and a 16% decrease in private Label Sales (16% decrease on a constant currency basis). Constant currency basis assumes current exchange rates for all periods in order to exclude the impact of foreign exchange variations. In the second quarter of 2009 the U.S. dollar was significantly stronger versus the pound sterling, thus negatively affecting Rochester Medical Branded Sales growth levels in actual U.S. dollars given the significant volume of our branded product sales in the United Kingdom.
Net income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter was $207,000 or $.02 per diluted share compared to Non-GAAP Net Income of $353,000 or $.03 per diluted share for the second quarter of last fiscal year. The decrease for the current quarter on a Non-GAAP basis is primarily attributable to the decrease in interest income due to significantly lower interest rates paid on the Company’s cash and cash equivalents.
Commenting on the quarterly results and on other significant developments, Rochester Medical CEO and President Anthony J. Conway said, “Excluding exchange rate influences, sales of Rochester Medical Branded products worldwide showed solid double digit growth. On a constant currency basis, branded sales of our Rochester Medical Intermittent Catheters were up an encouraging 52% for the quarter compared to last year. The Intermittent Catheter figures were driven by very strong International sales resulting from an excellent reception to our new MAGIC3 technology. Worldwide Foley Catheter sales were up 37% for the quarter. This is prior to the release of our new improved Line of Foley Catheters for which we are now planning a U.S. introduction this summer. Intermittent and Foley catheters together represent over a billion dollar market in the U.S. and Europe alone, and we expect continued solid growth in these product lines as the benefits of our unique technologies become increasingly recognized.”
“On a related topic, the European Union has begun issuing health warnings for certain medical devices containing certain phthalate plasticizers. The French healthcare products safety agency, AFSSAPS, recently announced it is taking action ahead of the rest of the EU to reduce the use of devices containing these plasticizers. Rochester Medical’s catheters are plasticizer-free, whereas most competitive intermittent catheters contain these plasticizers.”

Conway continued, “Private Label Sales which currently make up approximately 35% of total sales have been fluctuating from quarter to quarter due to timing of orders and, though down in the second quarter, are expected to strengthen again in the third quarter. We continue to focus on our branded sales and, in line with this strategy, we have now further expanded our efforts by initiating direct sales efforts into Japan and adding new mainland European based representation. We are confident in our branded future and believe strongly in the excellent prospects for growth going forward.
“I am also pleased to report that last week we received encouraging news from the U.S. Department of Health and Human Services. The Centers for Medicare & Medicaid Services (CMS) announced they have reached a preliminary decision to grant a unique device reimbursement code covering the FemSoft Insert®, Rochester Medical’s advanced technology for the management of Female Stress Incontinence.
“We believe this preliminary decision by CMS is very timely and is considerate of the significant issues and problems that millions of incontinent women deal with on a daily basis. The Femsoft Insert provides a discreet, gentle, easy to use solution that provides a greatly enhanced quality of life for its users. We believe that a final reimbursement decision will be issued by summer’s end, and we are putting plans in place to help ensure that women will be able to readily and efficiently gain access to this important life changing technology. A submission for reimbursement is also pending in the United Kingdom.”
The Company also announced that, during the quarter ended March 31, 2009, the Company repurchased 110,653 shares of its outstanding common stock at an average price of $9.56 per share pursuant to its previously announced share repurchase program. Repurchases took place on the open market in accordance with applicable SEC guidelines and regulations.
Rochester Medical has provided Non-GAAP Net Income in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Similarly, constant currency represents reported sales with the cost/benefit of currency movements removed. Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our company performance on a constant dollar basis, and we believe this also allows our shareholders to understand better our Company’s growth trends.

Non-GAAP Net Income and constant currency are not measures of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income and constant currency are not comparable to information provided by other companies. Non-GAAP Net Income and constant currency have limitations as analytical tools and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Reconciliations of Net Income and Non-GAAP Net Income, and reconciliations of sales under GAAP and sales on a constant currency basis, are presented at the end of this press release.
This press release contains “forward-looking statements” that are based on currently available information, operating plans and management’s expectations about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2008 and subsequent reports on Forms 10-Q and 8-K. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
The Company will hold a quarterly conference call to discuss its earnings report. The call will begin at 4:00 p.m. central time (5:00 p.m. eastern time).

This call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:

Domestic:	888.713.4217, password 15763623
International:	617.213.4869, password 15763623
Pre Registration:
https://www.theconferencingservice.com/prereg/key.process?key=PVBDDNDKR
Replay will be available for seven days at www.rocm.com or via telephone at:

Domestic:	888-286-8010, password 84889200
International:	617-801-6888, password 84889200
Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.
For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Revenue to Non-GAAP Revenue in Constant Currency
For the Three and Six months ended
March 31, 2009

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	March 31,		March 31,
	2009	2008	2009	2008

GAAP Sales as Reported	$8,445,029	$9,215,238	$16,881,114	$17,438,526

Exchange rate as Reported	1.43	1.98	1.51	2.01

Constant Currency Sales	$8,445,029	$8,350,135	$16,881,114	$15,846,280

(1) Exchange rate used for Constant Currency Purposes	1.43	1.43	1.51	1.51

Net Effect of Constant Currency Illustration	$—	$(865,103)	$—	$(1,592,246)

(1)
For illustrative purposes Constant currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of British pounds to US dollars. The rate represents the average exchange rate for the respective three or six month period.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income
For the Three and Six months ended
March 31, 2009 and 2008

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	March 31,		March 31,
	2009	2008	2009	2008

GAAP Net Income as Reported	$361,000	$(167,000)	$415,000	$105,000

Diluted EPS as Reported	$0.03	$(0.01)	$0.03	$0.01

Adjustments for non-recurring unusual items:
Settlement income after taxes (1)	(637,000)	—	(637,000)	—

Subtotal	(637,000)	—	(637,000)	—

Adjustments for recurring non-cash expenses:
Intangible amortization (2)	129,000	129,000	258,000	258,000
FAS 123R compensation expense (3)	354,000	391,000	567,000	600,000

Subtotal	483,000	520,000	825,000	858,000

Non-GAAP Net Income	$207,000	$353,000	$603,000	$963,000

Non-GAAP Diluted EPS	$0.02	$0.03	$0.05	$0.08

Weighted Average Shares — Diluted	12,671,119	11,822,435	12,663,538	12,557,214

(1)
Settlement income received January 15, 2009 from Covidien Ltd. of $1,000,000, $637,000 after taxes of $363,000. This adjustment reduces net income for amounts received net of taxes paid in connection with one-time settlement of certain litigation. These amounts were recorded in Other Income in the Statement of Operations for the fiscal year ended September 30, 2009.

(2)
Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three and sixth months ended March 31, 2009 and 2008 related to certain intangibles. The gross amount of amoritization is $163,000 per quarter after taxes of $34,000 for a net amount of $129,000.

(3)
Compensation expense mandated by SFAS 123R. This adjustment adds back the compensation expense recorded for stock options granted to employees and directors that vested during the three and sixth months ended March 31, 2009 and 2008. The gross amount of compensation expense for the three months ended March 31, 2009 and 2008 is $478,000 and $535,000 net of taxes of $124,000 and $144,000 for net amounts of $354,000 and $391,000 respectively. The gross amount of compensation expense for the six months ended March 31, 2009 and 2008 is $743,000 and $786,000 net of taxes of $176,000 and $186,000 for net amounts of $567,000 and $600,000 respectively.

Rochester Medical Corporation
Press Release — F09 Second Quarter
Condensed Balance Sheets

	(unaudited)
	March 31,	September 30,
	2009	2008

Assets
Current Assets
Cash and equivalents	$5,926,108	$8,508,000
Marketable securities	29,008,718	28,493,648
Accounts receivable	5,383,294	6,009,023
Inventories	8,853,143	8,745,873
Prepaid expenses and other assets	690,669	1,110,291
Deferred income tax	1,621,725	1,143,931

Total current assets	51,483,657	54,010,766

Property and equipment, net	9,707,742	9,883,329
Deferred income tax	1,009,834	831,299
Patents, net	219,259	227,358
Intangible assets, net	6,145,474	6,860,213
Goodwill	4,152,483	5,169,661

Total Assets	$72,718,449	$76,982,626

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,428,062	$2,127,470
Accrued expenses	1,234,671	1,170,654
Short-term debt	2,756,178	1,940,292

Total current liabilities	5,418,911	5,238,416

Long-term liabilities
Other long term liabilities	239,496	239,496
Long-term debt	2,040,751	3,806,185

Total long term liabilities	2,280,247	4,045,681

Stockholders’ equity	65,019,291	67,698,529

Total Liabilities and Stockholder’s Equity	$72,718,449	$76,982,626

Rochester Medical Corporation
Press Release — F09 Second Quarter
Summary Statements Of Operations

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	March 31,		March 31,
	2009	2008	2009	2008

Sales	$8,445,029	$9,215,238	$16,881,114	$17,438,526

Cost of sales	4,030,671	4,942,975	8,541,842	9,025,460

Gross profit	4,414,358	4,272,263	8,339,272	8,413,066
Gross profit %	52%	46%	49%	48%

Costs and expense:
Marketing and selling	2,448,122	2,380,306	5,014,384	4,604,671
Research and development	299,103	304,257	616,763	533,200
General and administrative	1,757,499	2,016,767	3,123,255	3,631,885

Total operating expenses	4,504,724	4,701,330	8,754,402	8,769,756

Loss from operations	(90,366)	(429,067)	(415,130)	(356,690)

Other income (expense)

Interest income	34,256	355,646	201,528	808,986
Interest expense	(80,354)	(128,834)	(164,128)	(278,323)
Other income	1,000,000	—	1,200,442	—

Net income (loss) before income taxes	$863,536	$(202,255)	$822,712	$173,973

Income tax expense(benefit)	502,334	(35,397)	407,883	69,277

Net income (loss)	361,202	(166,858)	414,829	104,696

Earnings (loss) per common share — Basic	$0.03	$(0.01)	$0.03	$0.01

Earnings (loss) per common share — Diluted	$0.03	$(0.01)	$0.03	$0.01

Weighted Average Shares:
Basic	12,083,169	11,822,435	12,031,460	11,776,083

Weighted Average Shares:
Diluted	12,671,119	11,822,435	12,663,538	12,557,214